UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2016

AIR METHODS CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Delaware	0-16079	84-0915893
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification Number)

7301 South Peoria, Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 792-7400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2016, the Board of Directors (the “Board”) of Air Methods Corporation (the “Company”), elected Major General Jessica Garfola Wright, USA (Ret.) to serve as a Class I director, with her initial term expiring at the Company’s 2016 annual meeting of stockholders (the “2016 Stockholders Meeting”).

General Wright will receive the pro rata portion of the annual retainer for service on the Board, based on the number of days remaining in the current director compensation year.

On February 12, 2016, George W. Belsey and Major General Carl H. McNair, USA (Ret.) notified the Company of their decision to retire from the Board at the end of their current terms that are set to expire at the 2016 Stockholders Meeting and will not be standing for re-election to the Board at such meeting. Neither Mr. Belsey’s nor General McNair’s decision to retire was due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Upon the appointment of Major General Wright, the Board expanded the size of the Board to eleven (11) directors.  However, after the retirement of Mr. Belsey and General McNair, the number of directors in Class I will be two (2) directors, in Class II will be four (4) directors, and in Class III will be three (3) directors.  In an effort to equalize the number of directors in each Class as required by the Company’s Bylaws, Aaron D. Todd, the Company’s chief executive officer and currently a Class II director, has agreed to serve as a member of the Board as a Class I director, with his term expiring at the 2016 Stockholders Meeting.

There is no arrangement or understanding pursuant to which General Wright was appointed as a director. Further, General Wright has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A press release announcing General Wright’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated February 12, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIR METHODS CORPORATION

Date: February 18, 2016	By:	/s/ Crystal L. Gordon
Crystal L. Gordon, Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated February 12, 2016.